                                 EXHIBIT 99.3
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands, except per share data)

                                                                 December 31,
                                                               -----------------
                                                                 1993     1992
                                                               -------- --------
Assets
Cash and due from banks......................................  $  3,100 $  3,932
Interest-bearing deposits in other banks.....................     5,349    7,629
                                                               -------- --------
                                                                  8,449   11,561
Investment securities (Note 2):
 Available for sale (market value of $21,757 and $5,082).....    21,757    4,977
 Held to maturity (market value of $151 and $5,559)..........       151    5,521
Mortgage-backed securities (Note 2):
 Available for sale (market value of $115,821 and $14,171)...   115,821   13,387
 Held to maturity (market value of $28,355 and $107,672).....    28,345  107,550
 Held in trading account.....................................     3,551       --
Loans receivable--net (includes loans available for sale of
 $32,759 and $20,738,  respectively) (Notes 3 and 4).........   155,444  151,786
Real estate acquired by foreclosure--net (Note 4)............     1,490    4,569
Federal Home Loan Bank (FHLB) stock..........................     5,056    2,775
Accrued interest receivable..................................     2,147    2,079
Office properties and equipment--net (Note 5)................     2,655    2,819
Mortgage servicing purchased--net of accumulated amortization
 of $9,503 and $7,228, respectively (Note 16)................     7,342    7,838
Prepaid expenses and other assets............................     3,590    5,582
                                                               -------- --------
    Total Assets.............................................  $355,798 $320,444
                                                               ======== ========
Liabilities and Stockholders' Equity
Liabilities
Deposits (Note 9):
 Savings accounts............................................  $ 55,290 $ 52,472
 Savings certificates........................................   107,728  120,128
 NOW deposits and money market demand accounts...............    53,188   49,562
                                                               -------- --------
                                                                216,206  222,162
Advances by borrowers for taxes and insurance................     1,204      781
Other borrowed funds (Note 10)...............................    19,378   18,090
Accrued expenses and other liabilities                            2,430    2,550
FHLB advances (Note 11)......................................    89,000   52,500
                                                               -------- --------
    Total Liabilities........................................   328,218  296,083
                                                               -------- --------
Stockholders' Equity
Preferred stock 5,000,000 shares authorized..................        --       --
Common stock, $1 par value; 15,000,000 shares authorized
 1,943,790 and 1,940,150 issued & outstanding................     1,944    1,940
Additional paid-in capital...................................    15,065   15,042
Unrealized gains on Investment and Mortgage-backed securities
 available for sale--net of applicable income taxes..........       122       --
Retained earnings--substantially restricted (Note 8).........    10,449    7,379
                                                               -------- --------
    Total Stockholders' Equity...............................    27,580   24,361
                                                               -------- --------
    Total Liabilities and Stockholders' Equity...............  $355,798 $320,444
                                                               ======== ========

          See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data)

                                                       Year Ended December 31,
                                                       ------------------------
                                                        1993    1992     1991
                                                       ------- -------  -------
Interest Income:
 Mortgage loans......................................  $10,045 $10,741  $12,440
 Other loans.........................................    3,319   4,141    4,469
 Mortgage-backed securities..........................    7,682   7,310    5,731
 Interest and dividends on investment securities.....    1,456     920    1,437
 Other interest income...............................      101     170      210
                                                       ------- -------  -------
    Total Interest Income............................   22,603  23,282   24,287
                                                       ------- -------  -------
Interest Expense:
 Deposits (Note 9)...................................    8,111  10,216   13,582
 FHLB advances.......................................    3,522   2,060    1,871
 Other borrowings....................................      529     502      471
                                                       ------- -------  -------
    Total Interest Expense...........................   12,162  12,778   15,924
                                                       ------- -------  -------
    Net Interest Income..............................   10,441  10,504    8,363
Provision for Loan Losses (Note 3)...................    1,102   2,505      867
                                                       ------- -------  -------
    Net Interest Income After Provision for Loan
     losses..........................................    9,339   7,999    7,496
                                                       ------- -------  -------
Other Operating Income:
 Mortgage servicing income and other loan service
  fees (net of amortization of cost of purchased
  mortgage servicing rights of $2,275, $2,383,
  and $1,425)........................................    2,390   2,288    2,414
 Gains and other income--real estate owned...........    1,143     166       90
 Net gains on sale of loans..........................    1,370   1,311    1,281
 Gain (loss) on sale of securities (Note 2)..........      811     742     (107)
 Other...............................................      868     739      726
                                                       ------- -------  -------
    Total Other Operating Income.....................    6,582   5,246    4,404
                                                       ------- -------  -------
Other Operating Expenses:
 Salaries and employee benefits......................    5,387   5,083    4,899
 Occupancy and equipment.............................    1,150   1,186    1,186
 Provision for losses and other related charges--
  REAL estate owned..................................       22   3,305    1,497
 FDIC insurance premium..............................      571     513      470
 Merger costs........................................      413      --       --
 Gain on termination of pension plan.................       --    (122)    (642)
 Other...............................................    3,457   3,048    2,768
                                                       ------- -------  -------
    Total Other Operating Expenses...................   11,000  13,013   10,178
                                                       ------- -------  -------
Income Before Provision for (Benefit From) Income
Taxes and Cumulative Effect of Change in Accounting
 Principle...........................................    4,921     232    1,722
Provision for (Benefit From) Income Taxes (Note 7)...    1,560    (677)     110
                                                       ------- -------  -------
Income Before Cumulative Effect of Change in
 Accounting Principle................................    3,361     909    1,612
Cumulative Effect at January 1, 1992, of Change in
 Accounting for Income Taxes (Note 7)................       --   1,673       --
                                                       ------- -------  -------
    Net Income.......................................  $ 3,361 $ 2,582  $ 1,612
                                                       ======= =======  =======
Net Income Per Share:
 Income before cumulative effect of change in
  accounting principle...............................  $  1.73 $  0.47  $  0.83
 Cumulative effect of change in accounting for income
  taxes..............................................       --    0.86       --
                                                       ------- -------  -------
Net Income...........................................  $  1.73 $  1.33  $  0.83
                                                       ======= =======  =======

          See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOW (In thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
Cash Flows From Operating Activities:
Net income.......................................  $  3,361  $  2,582  $  1,612
                                                   --------  --------  --------
Adjustments to reconcile net income to net cash
 provided by operating activities
 Depreciation and amortization...................     2,681     2,803     1,903
 Amortization of investment premiums and
  discounts......................................     1,296       583       275
 Provision for loan losses.......................     1,102     2,505       867
 Provision for losses--real estate owned.........        --     2,375     1,414
 Direct write down of investment securities......        17       194       107
 Net (gains) losses on sale of investment and
  mortgage-backed securities.....................      (811)     (742)      107
 Net gains on sale of loans available for sale...    (1,370)   (1,311)   (1,281)
 Changes in interest payable.....................      (167)     (601)      (82)
 Changes in interest receivable..................       (68)      293       113
 Changes in prepaid and other assets.............     1,973    (2,890)      478
 Changes in accrued liabilities..................        47       323        41
 Net change in loans available for sale..........   (10,651)  ( 9,796)   (1,781)
 Net change in investments held in trading
  account........................................    (3,787)       --        --
                                                   --------  --------  --------
    Total Adjustments............................    (9,738)   (6,264)    2,161
                                                   --------  --------  --------
Net Cash Provided (Used) by Operating Activities.    (6,377)   (3,682)    3,773
                                                   --------  --------  --------
Cash Flows From Investing Activities:
 Proceeds from sales of investment and mortgage-
  backed securities held to maturity.............    11,821    32,220     9,916
 Proceeds from principal reductions of investment
  and mortgage-backed securities held to
  maturity.......................................    37,459    21,854     3,063
 Purchase of investment and mortgage-backed
  securities held to maturity....................   (74,990)  (92,503)  (39,479)
 Proceeds from sales of investment and mortgage-
  backed securities available for sale...........    50,959    25,416    16,298
 Proceeds from principal reductions of investment
  and mortgage-backed securities available
  for sale.......................................    11,837     2,981        38
 Purchase of investment and mortgage-backed
  securities available for sale..................   (71,991)  (22,816)  (16,336)
 Net principal collected on loans................     5,931    16,025    10,944
 Purchase of properties and equipment............      (241)     (572)     (151)
 Proceeds from sale of fixed assets and real
  estate acquired through foreclosure............     4,427     3,322     1,269
 Net change in FHLB stock........................    (2,281)     (997)       --
 Net acquisition of mortgage servicing rights....    (1,779)     (595)   (2,087)
                                                   --------  --------  --------
Net Cash Used By Investing Activities............   (28,848)  (15,665)  (16,525)
                                                   --------  --------  --------

CONSOLIDATED STATEMENTS OF CASH FLOW--Continued (In thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
Cash Flows From Financing Activities:
 Net change in deposits..........................  $ (5,956) $ (1,424) $  8,292
 Net change in borrowers' advances...............       423        (1)      (13)
 Proceeds from FHLB advances.....................   225,118    94,105    73,900
 Repayment of FHLB advances......................  (188,618)  (70,605)  (71,447)
 Net change in other borrowed funds..............     1,288     2,442     2,749
 Proceeds from issuance of Common Stock..........        27        --        --
 Dividends paid on Common Stock..................      (291)       --        --
 Unrealized appreciation of investments available
  for sale.......................................       122        --        --
                                                   --------  --------  --------
Net Cash Provided by Financing Activities........    32,113    24,517    13,481
                                                   --------  --------  --------
Net Change in Cash and Cash Equivalents..........    (3,112)    5,170       729
Cash and Cash Equivalents--Beginning of Year.....    11,561     6,391     5,662
                                                   --------  --------  --------
Cash and Cash Equivalents--End of Year...........  $  8,449  $ 11,561  $  6,391
                                                   ========  ========  ========
Supplemental Disclosures of Non-Cash Activities:
 Loans transferred to real estate owned and
  in-substance foreclosures......................  $  1,840  $  4,079  $  3,526
 Loans charged-off...............................     2,450     1,828     2,353
 Interest paid...................................    12,329    13,378    16,006
 Income taxes paid...............................       265       113       116
 Investment and mortgage-backed securities
  transferred to available for sale..............   109,401    24,034        --

          See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands)

                                                   Unrealized
                                                    Gain on              Total
                                        Additional Securities            Stock-
                                 Common  Paid-In   Available  Retained  Holders'
                                 Stock   Capital    for Sale  Earnings   Equity
                                 ------ ---------- ---------- --------  --------
Balance, December 31, 1990...... $1,940  $15,042      $ --    $ 3,185   $20,167
Net Income......................     --       --        --      1,612     1,612
                                 ------  -------      ----    -------   -------
Balance, December 31, 1991......  1,940   15,042        --      4,797    21,779
Net Income......................     --       --        --      2,582     2,582
                                 ------  -------      ----    -------   -------
Balance, December 31, 1992......  1,940   15,042        --      7,379    24,361
Net Income......................     --       --        --      3,361     3,361
Common Stock Cash Dividends.....     --       --        --       (291)     (291)
Stock Options Exercised.........      4       23        --         --        27
Unrealized gains on investment
 and mortgaged-backed
 securities, net of income tax
 effect.........................     --       --       122         --       122
                                 ------  -------      ----    -------   -------
Balance, December 31, 1993...... $1,944  $15,065      $122    $10,449   $27,580
                                 ======  =======      ====    =======   =======

          See Accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1993, 1992, and 1991

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies followed by Johnstown Savings Bank
(JSB) conform with generally accepted accounting principles. The following is a description of significant policies:

a. Principles of consolidation:

   The consolidated financial statements include the accounts of JSB and its wholly-owned subsidiaries, SB Realty, Inc., and Standard Mortgage Corporation of Georgia, Inc. (SMC), a wholly-owned subsidiary of SB Realty, Inc. All significant intercompany transactions and accounts are eliminated in consolidation.

b. Investment and mortgage-backed securities:

   Investment securities and mortgage-backed securities (MBS) categorized as held-to-maturity are carried at historical cost adjusted for amortization of purchase premiums and accretion of purchase discounts computed by the interest method. Prior to December 31, 1993, investment securities and MBS categorized as available-for-sale were carried at the lower of amortized historical cost or market values, with unrealized aggregate holding period losses charged to current operations.

   In May 1993, The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be classified into three categories: (1) Securities held-to-maturity, reported at amortized historical cost; (2) securities available-for-sale, reported at fair value; and (3) trading securities, reported at fair value. Unrealized holding gains and losses for trading securities are included in earnings while unrealized holding gains and losses for securities available-for-sale are reported, net of taxes, as a separate component of equity.

   Effective December 31, 1993, JSB adopted SFAS No. 115. JSB reclassified $109.4 million of investment securities and MBS to the available-for-sale category during 1993.

   Market values are determined on an aggregate basis using quoted market prices at the financial statement date. Realized gains or losses on securities sold are calculated on the adjusted cost of the securities sold.

   Management determines the appropriate classification of securities at the time of purchase. If management has the intent and JSB has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as held-to-maturity. Securities to be held for indefinite periods of time are classified as available-for-sale. Securities categorized as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and may be sold to effectively manage interest-rate risk exposure, prepayment risk, and other factors (such as liquidity requirements).

   The amortization rate for purchase premiums and the accretion rate for purchase discounts on investments and MBS can be materially affected by changes in (1) general interest rates; (2) prepayment characteristics for certain types of securities; and (3) changes in specific prepayment rates for securities within JSB's portfolio. While management believes it uses the best available information to make estimations of these factors in income calculations, future adjustments to interest income may be necessary if circumstances differ substantially from the assumptions used in making the estimation.

c. Provision for losses:

   Provisions for estimated losses on loans and real estate owned are charged to earnings in an amount that results in an allowance sufficient, in management's judgment, to cover anticipated losses based on management's evaluation of portfolio risk, past and expected future loss experience and economic conditions.

   Real estate acquired by foreclosure (including loans classified as in-substance foreclosed) in connection with loan settlements is stated at the lower of estimated fair value less estimated disposition costs, or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property by property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for potential decrease in fair value, and net direct operating expense attributable to these assets are included in operating expenses.

   In-substance foreclosures are reflected in real estate acquired by foreclosure when the borrower has minimal equity in the property; JSB expects repayment of the loan to come only from the operation or sale of the property; and the borrower either has abandoned control of the property or is unlikely to rebuild equity or otherwise meet the terms of the loan obligation in the foreseeable future.

   While management believes it uses the best information available to make evaluations of allowances, future adjustments of the allowances for loans and real estate acquired through foreclosure may be necessary if circumstances differ substantially from the assumptions used in making the evaluations. In addition, loan classifications and loss reserves, as determined by management, are subject to periodic examination by regulatory agencies. Management cannot predict with certainty whether future regulatory examinations will require any changes in JSB's loan classifications or loan loss reserves.

   In May 1993, the FASB released SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 defines the term "impaired loan" and indicates the method used to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral of a collateral dependent loan. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994 and is not expected to be material to JSB.

d. Income taxes:

   In 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board (APB) Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Effective January 1, 1992, JSB elected to adopt SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this change in accounting principle at January 1, 1992, was $1.7 million, or $0.86 per share, and is reported in the 1992 Consolidated Statements of Operations. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109.

   Pursuant to the deferred method under APB Opinion 11, which was applied in 1991 and prior years, deferred income taxes were recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

e. Depreciation and amortization:

   Depreciation on all buildings and equipment is computed primarily by the straight-line method. Depreciable lives are based on estimated economic useful lives of the office properties and equipment.

   Improvements to leased banking premises are being amortized over the period including the original lease term plus the first option term, where applicable.

   Cost in excess of fair market value of assets acquired with the acquisition of SMC is being amortized over 25 years by the straight-line method. The net unamortized amount at December 31, 1993, is $416,000.

   Purchased mortgage servicing rights associated with loan servicing acquired in the secondary mortgage market are capitalized. The purchased mortgage servicing rights are amortized as an adjustment of future servicing income using a method that approximates the interest method over the life of the related loans, adjusted for estimated prepayments.

   The amount capitalized upon the purchase of mortgage servicing rights is equal to the price paid to unaffiliated sellers.

f. Loan origination and mortgage servicing:

   For loans retained in JSB's portfolio, loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and recognized as an adjustment to yield over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances. Accretion is suspended for loans classified as non-accrual. Service fees are recognized as income when the related mortgage loan payments are collected. Origination fees in excess of direct origination cost are initially deferred and are recognized as income at the time of the sale of loans to permanent investors.

   The amortization rate for origination fees in excess of cost can be materially affected by changes in: (1) general interest rates; (2) prepayment characteristics for certain types of loans; or (3) specific prepayment rates for loans within JSB's portfolio. While management believes it uses the best information available to make estimations of these factors in income calculations, future adjustments to income may be necessary if circumstances differ substantially from the assumptions used in making the estimation.

g. Mortgage loans available for sale:

   Mortgage loans available for sale to investors are carried at the lower of cost or estimated market value determined on an aggregate basis. Market values are determined using sales commitments to permanent investors or current market rates for loans of similar quality and type. Net unrealized losses are recognized in a valuation allowance by charges to income.

h. Net income per share:

   Income per share for the year ended December 31, 1993, was computed using the weighted number of common shares outstanding of 1,940,160. For the years ended December 31, 1992 and 1991, the weighted number of common shares was 1,940,150. The common equivalent shares discussed in Note 6 have not been included in the computations since their inclusion currently does not result in an earnings per share dilution of more than 3%.

i. Presentation of cash flows:

   For purposes of reporting cash flows, JSB considers cash and due from banks and interest-bearing deposits in other banks to be cash and cash equivalents.

j. Reclassifications:

   Items previously reported have been reclassified to conform with the current year classifications.

NOTE 2: INVESTMENT AND MORTGAGE-BACKED SECURITIES

  The amortized cost and estimated market value of investment and mortgage-backed securities consist of the following (in thousands):

                                     December 31, 1993                          December 31, 1992
                          ----------------------------------------- -----------------------------------------
                                      Gross      Gross    Estimated             Gross      Gross    Estimated
                          Amortized Unrealized Unrealized  Market   Amortized Unrealized Unrealized  Market
                            Cost      Gains     Losses     Value      Cost      Gains     Losses      Value
                          --------- ---------- ---------- --------- --------- ---------- ---------- ---------
Investment Securities:
 Available for sale:
  Corporate bonds.......  $  1,415     $ 29       $ --    $  1,444  $  2,992     $105       $ --    $  3,097
  U.S. government
   obligations..........        --       --         --          --     1,985       --         --       1,985
  U.S. government
   agencies.............     7,000       --        120       6,880        --       --         --          --
  Municipal bonds.......    13,364      128         59      13,433        --       --         --          --
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $ 21,779     $157       $179    $ 21,757  $  4,977     $105       $ --    $  5,082
                          ========     ====       ====    ========  ========     ====       ====    ========
 Held to maturity:
  Corporate bonds.......  $     22     $ --       $ --    $     22  $    891     $  4       $  3    $    892
  Other bonds and
   investments..........        30       --         --          30        30       --          1          29
  Marketable equity
   securities...........        99       --         --          99       100       --         --         100
  U.S. government
   agencies.............        --       --         --          --     4,500       38         --       4,538
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $    151     $ --       $ --    $    151  $  5,521     $ 42       $  4    $  5,559
                          ========     ====       ====    ========  ========     ====       ====    ========
Mortgage-backed
Securities:
 Available for sale:
  Mortgage-backed
   securities...........  $ 34,600     $474       $ 35    $ 35,039  $  9,970     $784       $ --    $ 10,754
  Collateralized
   mortgage
   obligations..........    81,015      339        572      80,782     3,417       --         --       3,417
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $115,615     $813       $607    $115,821  $ 13,387     $784       $ --    $ 14,171
                          ========     ====       ====    ========  ========     ====       ====    ========
 Held to maturity:
  Mortgage-backed
   securities...........  $     --     $ --       $ --    $     --  $ 24,895     $231       $ --    $ 25,126
  Collateralized
   mortgage
   obligations..........    16,646       76         94      16,628    69,187      333        469      69,051
  Other mortgage-backed.    11,699       37          9      11,727    13,468       40         13      13,495
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $ 28,345     $113       $103    $ 28,355  $107,550     $604       $482    $107,672
                          ========     ====       ====    ========  ========     ====       ====    ========
 Held in trading
  account:
  Mortgage-backed
   securities...........  $  3,787     $ --       $236    $  3,551  $     --     $ --       $ --    $     --
                          ========     ====       ====    ========  ========     ====       ====    ========

  The amortized cost and estimated market value of investment and mortgage-backed securities at December 31, 1993, by contractual maturity, are shown below. Expected and actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

  At December 31, 1993, investment and mortgage-backed securities mature as follows (in thousands):

                                             Investment        Mortgage-backed
                                             Securities          Securities
                                         ------------------- -------------------
                                                   Estimated           Estimated
                                         Amortized  Market   Amortized  Market
                                           Cost      Value     Cost      Value
                                         --------- --------- --------- ---------
Available for sale:
 Due in one year or less...............   $   250   $   251  $  3,559  $  3,561
 Due after one year through five years.       764       786    16,546    16,552
 Due after five years through ten
  years................................    11,158    11,082    27,037    27,047
 Due after ten years...................     9,607     9,638    68,473    68,661
                                          -------   -------  --------  --------
                                          $21,779   $21,757  $115,615  $115,821
                                          =======   =======  ========  ========
Held to maturity:
 Due in one year or less...............   $    --   $    --  $    450  $    450
 Due after one year through five years.         5         5     2,099     2,099
 Due after five years through ten
  years................................        25        25     3,454     3,455
 Due after ten years...................       121       121    22,342    22,351
                                          -------   -------  --------  --------
                                          $   151   $   151  $ 28,345  $ 28,355
                                          =======   =======  ========  ========
Held in trading account:
 Due in one year or less...............                      $     45  $     42
 Due after one year through five years.                           238       223
 Due after five years through ten
  years................................                           483       453
 Due after ten years...................                         3,021     2,833
                                                             --------  --------
                                                             $  3,787  $  3,551
                                                             ========  ========

  Cash proceeds, gross gains and gross losses on the sale of investment and mortgage- backed securities consist of the following for the years ended (in thousands):

                           December 31, 1993      December 31, 1992      December 31, 1991
                         ---------------------- ---------------------- ---------------------
                           Cash   Gross  Gross    Cash   Gross  Gross    Cash   Gross Gross
                         Proceeds Gains  Losses Proceeds Gains  Losses Proceeds Gains Losses
                         -------- ------ ------ -------- ------ ------ -------- ----- ------
Marketable equity
 security funds......... $    --  $   --  $ --  $    --  $   --  $ --  $   178  $  4   $ 15
Investment securities:
 Available for sale.....  24,724     134     3    6,107      24    22    6,402    21     --
 Held to maturity.......     828       4     2    8,275     229     8    5,936    11    169
Mortgage-backed
 securities:
 Available for sale.....  26,235     785    25   19,309     258   123    9,896   104     --
 Held to maturity.......  10,993     142    39   23,945     777   200    3,980    44     --
 Held in trading
  account...............     987      17    --       --      --    --       --    --     --
                         -------  ------  ----  -------  ------  ----  -------  ----   ----
                         $63,767  $1,082  $ 69  $57,636  $1,288  $353  $26,392  $184   $184
                         =======  ======  ====  =======  ======  ====  =======  ====   ====

  During 1992, loss on investments includes $159,000 on securities deemed to be other than temporarily impaired. This write-down resulted in a charge to operations for the difference between the current market value of specific investments and their historical cost. A valuation allowance to carry securities available for sale at lower of cost or market value at December 31, 1992, also resulted in a $35,000 unrealized loss charged to operations.

NOTE 3: LOANS RECEIVABLE

  Loans receivable consist of the following (in thousands):

                                                                December 31,
                                                              -----------------
                                                                1993     1992
                                                              -------- --------
Mortgage loans:
 1-4 family.................................................. $ 47,387 $ 50,719
 Multi-family................................................    8,535    8,677
 Commercial..................................................   34,259   37,002
 Real estate construction....................................    3,099       --
 Residential mortgage loans available for sale...............   32,759   20,738
                                                              -------- --------
                                                               126,039  117,136
Consumer loans...............................................   27,473   32,004
Commercial business loans....................................    5,494    6,860
Indirect financing leases....................................        6       99
                                                              -------- --------
                                                               159,012  156,099
Less:
 Allowance for loan losses...................................    3,083    4,056
 Deferred loan fees..........................................      448      281
 Loans in process and other deductions.......................       37      (24)
                                                              -------- --------
                                                              $155,444 $151,786
                                                              ======== ========

  JSB was servicing loans for others with balances of $926.9 million, and $603.7 million at December 31, 1993 and 1992, respectively. Changes in the allowance for loan losses were as follows (in thousands):

                                                         Year Ended December 31,
                                                         -----------------------
                                                           1993    1992    1991
                                                         ------- ------- -------
Balance at beginning of period..........................  $4,056  $2,987  $3,889
                                                         ------- ------- -------
Charge-offs:
 Residential real estate loans..........................       1      --      10
 Commercial real estate loans...........................   2,194   1,709   1,791
 Consumer loans.........................................     193     111     169
 Commercial business loans..............................      62       8     383
                                                         ------- ------- -------
  Total loans charged off...............................   2,450   1,828   2,353
  Less: Recoveries......................................     375     392     584
                                                         ------- ------- -------
    Net charge-offs.....................................   2,075   1,436   1,769
                                                         ------- ------- -------
Provision for loan losses:
 Residential real estate loans..........................       9      40      30
 Commercial real estate loans...........................     950   2,430     811
 Consumer loans.........................................     117      20      15
 Commercial business loans..............................      26      15      11
                                                         ------- ------- -------
Total provisions for losses charged to operations.......   1,102   2,505     867
                                                         ------- ------- -------
Balance at end of period................................  $3,083  $4,056  $2,987
                                                         ======= ======= =======

NOTE 4: NON-PERFORMING ASSETS

  Non-performing assets are comprised of (1) loans which are contractually past due 90 days or more as to interest or principal payments and loans which have been placed on non-accrual status; (2) troubled debt restructurings; and (3) real estate acquired through foreclosure and in-substance foreclosed loans. It is JSB's policy not to accrue interest on loans which are 90 days or more past due.

  The following table presents information concerning non-performing assets (in thousands):

                                                              December 31,
                                                         ----------------------
                                                          1993   1992    1991
                                                         ------ ------- -------
Non-accrual loans....................................... $  588 $ 3,094 $ 5,869
Troubled debt restructurings............................  2,315   3,080   3,389
Real estate acquired through foreclosure and
 in-substance foreclosures (net)........................  1,490   4,569   6,177
                                                         ------ ------- -------
Total non-performing assets............................. $4,393 $10,743 $15,435
                                                         ====== ======= =======

  The gross interest that would have been recorded if non-accrual loans had been current in accordance with their terms would have been approximately $145,000, $405,000, and $397,000 for the years ended December 31, 1993, 1992, and 1991, respectively. Interest income on restructured loans under their original terms would have been approximately $324,000, $387,000, and $409,000, for the years ended December 31, 1993, 1992, and 1991, respectively. Interest income actually recorded on restructured loans under their modified terms was approximately $126,000, $270,000, and $335,000, for the years ended December 31, 1993,1992, and 1991. The Bank is not committed to lend additional funds to borrowers whose loans are classified as non-performing.

  Real estate acquired through foreclosure and in-substance foreclosures are summarized as follows (in thousands):

                                                                December 31,
                                                            --------------------
                                                             1993   1992   1991
                                                            ------ ------ ------
Carrying Value............................................. $1,730 $6,628 $7,400
Less: Reserve for losses...................................    240  2,059  1,223
                                                            ------ ------ ------
Net real estate acquired through foreclosure............... $1,490 $4,569 $6,177
                                                            ====== ====== ======

  Changes in the reserve for losses on real estate acquired through foreclosure are as follows (in thousands):

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1993     1992     1991
                                                      -------  -------  -------
Balance, beginning of year........................... $ 2,059  $ 1,223  $ 1,293
Provision charged to operations......................      --    2,375    1,414
Losses recognized....................................  (2,457)  (1,784)  (2,069)
Recovery.............................................     638      245      585
                                                      -------  -------  -------
Balance, end of year................................. $   240  $ 2,059  $ 1,223
                                                      =======  =======  =======

  Operating expenses, net of revenue collected, relating to real estate owned was $22,000 and $764,000 for 1993 and 1992, respectively, and is included in the Consolidated Statements of Operations. During 1991, these revenues and expenses were reserved for and accordingly, are included in the changes in the reserve for losses on real estate acquired through foreclosure.

NOTE 5: OFFICE PROPERTIES AND EQUIPMENT

  Office properties and equipment valued at cost are summarized by major classifications as follows (in thousands):

                                                                 December 31,
                                                               ----------------
                                                                1993     1992
                                                               -------  -------
Land.......................................................... $   432  $   432
Buildings.....................................................   2,496    2,496
Leasehold improvements........................................     476      432
Furniture and equipment.......................................   2,790    2,731
                                                               -------  -------
                                                                 6,194    6,091
Accumulated depreciation and amortization.....................  (3,539)  (3,272)
                                                               -------  -------
                                                               $ 2,655  $ 2,819
                                                               =======  =======

  Depreciation and amortization included in occupancy and equipment expense for the years ended December 31, 1993, 1992 and 1991 amounted to $402,000, $355,000, and $407,000, respectively.

NOTE 6: EMPLOYEE BENEFITS

Pension Plans

  On November 1, 1991, JSB adopted a defined contribution employee retirement plan that covers substantially all employees of JSB and its subsidiaries. The defined contribution plan was adopted in accordance with the provisions of section 401(k) of the Internal Revenue Code (IRC). The defined contribution plan provides for monthly employer payments that match each participating employee's voluntary contribution to the employee's individual tax-deferred retirement account. The employer matching rate is 100% of the employee's contribution up to 6% of the employee's compensation, subject to certain individual and aggregate limits as specified in the IRC.

  On December 1, 1991, JSB terminated its qualified non-contributory defined benefit employee retirement plan which previously covered all full-time employees who had attained a minimum age requirement and met a required period of service. The reversal of current and prior period pension accruals resulted in the recognition of a plan curtailment gain of $642,000 reflected in the 1991 Statement of Operations.

  During 1992, JSB received permission from the Pension Benefit Guarantee Corporation and the Internal Revenue Service to satisfy the terminated plan's liabilities through qualified distributions of the plan's assets. Plan assets, net of required supplementary employee distributions and federal excise taxes, exceeded plan liabilities on the final distribution date. Accordingly, JSB recognized a termination gain of $122,000, reflected in the 1992 Statement of Operations.

  Pension expense charged to operations and included in Salary and Employee Benefits expense for the years ended December 31, 1993, 1992, and 1991, was $177,000, $169,000, and $255,000, respectively.

Deferred Compensation Agreements

  JSB has entered into deferred compensation agreements with certain officers whereby if the respective officer is still employed by JSB on the date he becomes 65, he may retire and, commencing on the date of such retirement, JSB will pay deferred compensation for services rendered prior to retirement. Such deferred compensation will be in predetermined amounts, payable in equal monthly installments over the remaining life of the respective executive officer. The accrued liability for the deferred compensation agreements at December 31, 1993, is approximately $194,000.

Stock Option Plan

  The Board of Directors and stockholders approved a qualified employee stock option plan under which JSB has reserved a total of 194,015 shares of its common stock for the granting of options to key employees. The ability of the employee to exercise such options is conditioned upon the employee's continued employment on the exercise date.

  Currently, 26,000 stock options issued at the time JSB converted to stock form on October 29, 1986 remain outstanding. These options are currently exercisable at the initial public offering price of $9.50 per share and expire on April 23, 1997.

  On February 18, 1992, the Board of Directors granted 60,000 options to purchase stock, of which 47,391 remain outstanding at December 31, 1993. These options are exercisable on or after February 18, 1995, at $5.75 per share and expire February 18, 2002.

  On February 16, 1993, the Board of Directors granted 30,000 options to purchase stock, of which 23,969 remain outstanding at December 31, 1993, These options are exercisable on or after February 16, 1996, at $11.15 per share and expire on February 16, 2003.

  An additional 10,000 stock options were granted on July 20, 1993, all of which remain outstanding at December 31, 1993. These options are exercisable on or after July 20, 1996, at $11.15 per share and expire on July 20, 2003.

NOTE 7: INCOME TAXES

  As discussed in Note 1, the Bank adopted SFAS No. 109 as of January 1, 1992; and the cumulative effect of this change is reported in the 1992 Consolidated Statements of Operations. Prior years financial statements have not been restated to apply the provisions of SFAS No. 109.

  The provision for (benefit from) income taxes in the consolidated income statement consists of the following (in thousands):

                                                        Year Ended December 31,
                                                       -------------------------
                                                         1993     1992     1991
                                                       -------- -------  -------
Federal current....................................... $    256 $    57  $   10
State current.........................................      326      53      83
Federal deferred......................................      978    (787)    (16)
State deferred........................................       --      --      33
                                                       -------- -------  ------
  Total............................................... $  1,560 $  (677) $  110
                                                       ======== =======  ======

  The following is a reconciliation between the federal statutory tax to JSB's provision for (benefit from) income taxes (in thousands):

                                                      Year Ended December 31,
                                                    --------------------------
                                                      1993      1992     1991
                                                    --------  -------  -------
Statutory tax rate.................................       34%      34%      34%
                                                    ========  =======  =======
Expense at statutory rate.......................... $  1,673  $    79  $   585
Tax-exempt interest................................     (128)     (62)     (84)
Dividends received deduction.......................       --       --       (1)
State income tax (net of federal income tax
 benefit)..........................................      215       35       76
Net operating loss carryforward....................     (425)    (796)    (469)
Capital loss carryforward..........................      (82)      --       --
Other..............................................      307       67        3
                                                    --------  -------  -------
Total.............................................. $  1,560  $  (677) $   110
                                                    ========  =======  =======

  The significant components of deferred income tax expense for the years ended December 31, 1993 and 1992, are as follows:

                                                                  1993  1992
                                                                  ---- -------
Deferred income tax expense exclusive of the effect of NOL
 carryforwards................................................... $553 $(1,583)
NOL carryforward.................................................  425     796
                                                                  ---- -------
                                                                  $978 $  (787)
                                                                  ==== =======

  In addition to the items included in the above table, an adjustment to equity in the amount of $62,000 was recorded to reflect a deferred income tax liability related to the recognition of unrealized gains on JSB's investment and MBS available for sale.

  Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, are as follows (in thousands):

                                                                  1993     1992
                                                                  ----     ----
Tax effect of temporary differences:
  Deferred income and expenses (net)........................... $   198   $  158
  Reserve for loan losses......................................   1,048    1,379
  Reserve for losses--real estate acquired by foreclosure......      82      700
  Depreciation.................................................     (69)     (76)
  Other........................................................     212      385
                                                                -------  -------
  Total tax effect of temporary differences....................   1,471    2,546
Tax effect of carryforwards:
  Net operating loss carryforwards.............................      --      425
  Capital loss carryforwards...................................   2,160    2,242
  Tax credits and other carryforwards..........................     132       69
                                                                -------  -------
  Total tax effect of temporary differences and carryfowards...   3,763    5,282
  Valuation allowance..........................................  (2,344)  (2,822)
                                                                -------  -------
  Total tax effect of deferred tax assets...................... $ 1,419  $ 2,460
                                                                =======  =======

  Under provisions of the Internal Revenue Code, JSB currently has available approximately $6.4 million of capital loss carryforwards which expire December 31, 1995. JSB's utilization of capital loss carryfowards will be limited to capital gains generated, if any, in future periods. As of December 31, 1993, JSB had general business tax credit and minimum tax credit carryforwards of approximately $132,000 for federal income tax purposes. The general business tax credit carryforwards expire in 1994 through 2000.

  JSB is subject to the Pennsylvania Mutual Thrift Tax which imposes a tax on Pennsylvania-sourced earnings substantially in accordance with generally accepted accounting principles. Such taxes were substantially eliminated in 1992 and 1991 by the use of available Pennsylvania net operating loss carryforwards. All unused Pennsylvania loss carryforwards expired on December 31, 1992.

  SMC is subject to the Georgia corporate net income tax. Georgia taxable income is determined on a separate company basis. The consolidated income statements reflect a provision of $44,000, $53,000 and $116,000 in 1993, 1992, and 1991, respectively, for Georgia income tax.

NOTE 8: STOCKHOLDER'S EQUITY

  In connection with JSB's conversion from a mutual to stock form of organization in 1986, JSB established a liquidation account in an amount equal to its net worth as of June 30, 1986. The liquidation account will be maintained for the benefit of depositors as of the December 31, 1985, eligibility record date who continue to maintain their deposit accounts in JSB after conversion. In the event of a complete liquidation (and only in such an event) each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by JSB, the existence of the liquidation account will not restrict the use or application of such capital. At December 31, 1993, the amount remaining in this liquidation account was $1.4 million. JSB may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause JSB's capital to be reduced below either the amount required for the liquidation account or the capital requirements imposed by the Department and the FDIC.

NOTE 9: DEPOSITS

  Savings certificate accounts mature as follows (in thousands):

                                         December 31, 1993    December 31, 1992
                                       -------------------- --------------------
                                         Amount    Percent    Amount    Percent
                                       ---------- --------- ---------- ---------
1-12 months........................... $   73,550     68.3% $   84,157     70.1%
13-24 months..........................     14,417     13.4      18,192     15.1
25-36 months..........................      9,451      8.8       8,559      7.1
37-48 months..........................      3,066      2.8       3,555      3.0
Thereafter............................      7,244      6.7       5,665      4.7
                                       ----------  -------  ----------  -------
  Total............................... $  107,728    100.0% $  120,128    100.0%
                                       ==========  =======  ==========  =======

  At December 31, 1993 and 1992, savings certificate accounts with balances of $100,000 or more aggregated to $4.7 million and $2.8 million, respectively.

  Accrued interest payable by category on deposits is as follows (in thousands):

                                                                December 31,
                                                             ------------------
                                                             1993  1992   1991
                                                             ---- ------ ------
Savings accounts............................................ $103 $  123 $  171
Savings certificates........................................  819    966  1,445
NOW deposits and Money Market Demand accounts...............   --     --     73
                                                             ---- ------ ------
  Total..................................................... $922 $1,089 $1,689
                                                             ==== ====== ======

  Interest expense by category of deposits is as follows (in thousands):

                                                              December 31,
                                                         ----------------------
                                                          1993   1992    1991
                                                         ------ ------- -------
Savings accounts........................................ $1,519 $ 1,706 $ 2,334
Savings certificates....................................  5,275   7,172   9,573
NOW deposits and Money Market Demand accounts...........  1,317   1,338   1,675
                                                         ------ ------- -------
  Total................................................. $8,111 $10,216 $13,582
                                                         ====== ======= =======

  Deposits consist of the following major classifications (in thousands):

                                        December 31, 1993    December 31, 1992
                                      -------------------- --------------------
                                        Amount    Percent    Amount    Percent
                                      ---------- --------- ---------- ---------
Club accounts:
 1993--2.40%........................  $      326      0.1% $       --       --%
 1992--3.00%........................          --       --         331      0.1%
Passbook accounts:
 1993--2.40%........................      54,964     25.4          --       --
 1992--3.00%........................          --       --      52,141     23.5
                                      ----------  -------  ----------  -------
  Savings Accounts..................      55,290     25.5      52,472     23.6
                                      ----------  -------  ----------  -------
IRA and Keogh Certificates:
 1993--3.00% to 5.50%...............      18,237      8.4          --       --
 1992--3.00% to 6.10%...............          --       --      18,522      8.3
Certificate accounts:
 Original maturity of six months or
  less:
  1993--2.65% to 3.00%..............      24,791     11.5          --       --
  1992--2.80% to 4.10%..............          --       --      33,074     14.9
 Original maturity of more than six
  months:
  1993--3.00% to 5.50%..............      64,700     29.9          --       --
  1992--3.10% to 6.10%..............          --       --      68,532     30.9
                                      ----------  -------  ----------  -------
   Savings Certificates.............     107,728     49.8     120,128     54.1
                                      ----------  -------  ----------  -------
NOW accounts:
 1993--2.15%........................      20,496      9.5          --       --
 1992--3.11%........................          --       --      24,107     10.9
Money market accounts:
 (weekly adjustments)
  1993--2.40% to 2.60%..............      27,227     12.6          --       --
  1992--3.00% to 3.30%..............          --       --      20,692      9.3
Business checking:
 Interest bearing
  1993--2.15%.......................       1,508      0.7          --       --
  1992--3.11%.......................          --       --       1,148      0.5
 Non-interest bearing...............       3,957      1.9       3,615      1.6
                                      ----------  -------  ----------  -------
   NOW and Money Market Demand
    Accounts........................      53,188     24.7      49,562     22.3
                                      ----------  -------  ----------  -------
   Total Deposits...................  $  216,206    100.0% $  222,162    100.0%
                                      ==========  =======  ==========  =======
Weighted average interest rates
 paid for:
 Savings............................                 2.74%                3.41%
                                                  =======              =======
 Savings certificates...............                 4.66%                5.75%
                                                  =======              =======
 NOW and money market...............                 2.57%                3.04%
                                                  =======              =======
   Total Deposits...................                 3.69%                4.67%
                                                  =======              =======

NOTE 10: OTHER BORROWED FUNDS

  Other borrowed funds consist of the following:

                                                                  December 31,
                                                                ---------------
                                                                 1993    1992
                                                                ------- -------
                                                                (in thousands)
$8.0 million nonrevolving commercial loan commitment of which the outstanding balance is payable in fixed monthly principal installments of $111,000 through January 15, 1997. The
 commercial loan bears interest at 3% on the used portion for which a compensating balance is maintained and the prime rate plus 1% for which no compensating balance is maintained. The prime rate plus 1% was 7.0% at December 31, 1993 and 1992....  $ 4,111 $ 5,445
$25.0 million and $20.0 million mortgage warehouse line of
 credit as of December 31, 1993 and 1992, respectively,
 bearing interest at 1.625% on used portion for which a
 compensating balance is maintained, and prime on used portion for which no compensating balance is maintained. The prime
 rate was 6.0% at December 31, 1993 and 1992. The line expires
 July 1, 1994.................................................   15,161  12,464
Other.........................................................      106     181
                                                                ------- -------
  Total.......................................................  $19,378 $18,090
                                                                ======= =======

  The two credit arrangements described above are cross-collateralized, secured by SMC's mortgage inventory, servicing rights and commitments.

  Compensating balances held by the lender are used in determining the interest rates charged on the mortgage warehouse lines of credit and the commercial loan. These balances, which are derived from customer escrow balances, amounts of collections in transit on loans serviced and corporate cash balances, can further decrease the interest rate charged on the lines of credit if the compensating balance is maintained at a level greater than the used portion of the line. Under the loan agreements, the effective rate of the nonrevolving commercial loan and the mortgage warehouse line of credit can be decreased to a minimum rate of 1.0%. These compensating balances averaged approximately $22.8 million and $21.6 million during 1993 and 1992, respectively. The use of these balances resulted in an effective interest rate of 1.87% and 1.59% in 1993 and 1992, respectively.

NOTE 11: FEDERAL HOME LOAN BANK ADVANCES

  Federal Home Loan Bank (FHLB) advances consist of the following:

                                                                   DECEMBER 31,
                                                                 ---------------
                                                                  1993    1992
                                                                 ------- -------
                                                                 (IN THOUSANDS)
$11.0 million and $3.0 million variable rate advances, maturing
 December 16, 1994, and January 2, 1995, respectively, secured by 100% of FHLB stock owned by JSB, funds on deposit at the
 FHLB and up to 90% of the fair market value of JSB's mortgage-
 backed securities portfolio. The advances can be repaid
 without penalty. The average rate of these advances was 3.83%
 in 1993.......................................................  $14,000 $14,000
$34.1 million line of credit commitment maturing August 5,
 1994, bearing interest at the variable rate posted by FHLB at the date of the drawdown. The commitment is secured by 100% of
 FHLB stock owned by JSB, funds on deposit at the FHLB and up to 90% of the fair market value of the Bank's mortgage-backed securities portfolio. The average rate of this commitment was
 3.30% in 1993.................................................   24,500  21,000
Fixed-term advances bearing interest from 4.12% to 5.71% and maturing at periods from one to four years, secured by 100% of
 FHLB stock owned by the Bank, funds on deposit at the FHLB and up to 90% of the fair market value of JSB's mortgage-backed
 securities portfolio..........................................    6,500   6,500
Fixed-term advances bearing interest from 3.77% to 8.05% and maturing at periods from one to ten years, secured by various investment securities and unencumbered first mortgage loans equal to 120% of JSB's advances, subject to prepayment
 penalties.....................................................   34,000  11,000
Repurchase agreements, bearing interest at 3.49%, maturing
 January 28, 1994, secured by government agency and mortgage-
 backed securities with a book value of $11.6 million, and an
 approximate market value of $11.5 million.....................   10,000      --
                                                                 ------- -------
                                                                 $89,000 $52,500
                                                                 ======= =======

  Federal Home Loan Bank advances mature as follows (in thousands):

            YEAR            RATE             AMOUNT DUE
            ----            -----            ----------
            1994            3.83%             $54,000
            1995            5.04%               9,000
            1996            6.31%               7,000
            1997            5.61%               2,750
            1998            5.69%               3,750
            1999            6.09%               1,250
            2000            6.15%               3,750
            2001            6.49%               1,250
            2002            6.59%               2,500
            2003            6.61%               3,750
                                              -------
                                              $89,000
                                              =======

NOTE 12: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CREDIT RISK

  JSB is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, consumer and commercial lines of credit, fixed and variable rate mortgage loan commitments and commitments to purchase securities. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of JSB's involvement in particular classes of financial instruments.

  JSB has exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit. JSB uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Accordingly, the amount and type of collateral obtained by JSB is based upon industry practice and JSB's credit assessment of the customer.

  The following table sets forth the dollar amount of financial instruments whose contract amounts represent credit-risk and commitments outstanding, not otherwise reflected on the balance sheet, as of December 31 (in thousands):

                                                             CONTRACT OR
                                                           NOTIONAL AMOUNT
                                                           ---------------
                                                            1993    1992
                                                           ------- -------
Financial instruments whose contract amount represents
 credit risk:
  Unused portion of open-end consumer lines............... $14,248 $13,433
  Unused portion of commercial lines......................     479     533
  Letters of credit--commercial...........................      15      --
                                                           ------- -------
                                                           $14,742 $13,966
                                                           ======= =======
Commitments outstanding to purchase or originate:
 Adjustable-rate mortgage loans secured by 1-4 family
  dwellings............................................... $ 5,180 $ 1,370
 Fixed-rate mortgage loans secured by 1-4 family
  dwellings...............................................  31,615  10,045
 Fixed-rate mortgage loans secured by commercial real
  estate..................................................   4,944      --
 Fixed-rate investment and mortgage-backed securities.....   4,750   3,790
                                                           ------- -------
                                                           $46,489 $15,205
                                                           ======= =======
Commitments to sell fixed-rate mortgage loans available
 for sale................................................. $31,586 $20,625
                                                           ======= =======

  Market risk arises if interest rates, at the time a fixed-rate commitment is funded, have moved adversely subsequent to the extension of the commitment. JSB believes the market risk associated with consumer loan commitments is minimal. Commitments to fund residential mortgages and to purchase mortgage-backed securities carry market risks similar to the risks associated with similar assets currently reported on JSB's balance-sheet. Since a portion of JSB's commitments to extend credit are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements.

  Financial institutions, such as JSB, generate profits primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that a loss may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk.

  Credit risk is increased by lending and/or investing activities that concentrate a financial institution's earning assets in such a way as to expose the institution to a material loss from any single occurrence or group of related occurrences. Diversifying the institution's assets to prevent concentrations is one way in which the financial institution can reduce potential losses due to credit risk.

  JSB manages its credit risk by establishing and implementing strategies appropriate to the characteristics of borrowers, collateral pledged and geographic locations. Diversification of risk, within each of these areas is a primary objective of JSB.

  At December 31, 1993, JSB's assets were deployed primarily in four principal types of investments: (1) investment securities and MBS; (2) residential real estate loans; (3) commercial and multi-family residential real estate loans; and (4) consumer loans.

  Investment securities and MBS. Other than investment securities and MBS issued or backed by the U.S. Government or a U.S. Government-sponsored enterprise, JSB has no significant concentration of any single issuer in its MBS and investment portfolios.

  Residential real estate loans. At December 31, 1993, JSB had $80.1 million in residential mortgages, including loans available for sale. The collateral properties for approximately $58.6 million of these loans, and a substantial majority of JSB's mortgage loan commitments at December 31, 1993, were concentrated primarily in western Pennsylvania. Loans and commitments of this type are issued to an inherently diverse group of borrowers and JSB has no significant concentration of loans to one borrower. In addition, JSB's underwriting standards and internal control procedures are designed to minimize, as far as possible, credit risk associated with residential mortgage lending and the possible risks associated with concentrations of such loans in a geographic area of limited size.

  Commercial and multi-family residential loans. At December 31, 1993, JSB had $42.8 million of commercial and multi-family residential loans, the majority of which are located outside the state of Pennsylvania. At December 31, 1993, $11.2 million, $4.1 million, and $5.6 million of multi-family residential and commercial real estate loans were secured by properties located in Texas, Colorado, and Georgia, respectively. Since 1989, JSB has not actively sought to originate commercial real estate loans outside of western Pennsylvania. JSB's underwriting standards and internal control procedures are designed to minimize, as far as possible, credit risks associated with commercial real estate lending within western Pennsylvania.

  Consumer loans. At December 31, 1993, JSB had $27.5 million in consumer loans. Substantially all of JSB's consumer loan portfolio is secured (where applicable) by assets located in or around JSB's general market area. In addition, substantially all of JSB's off-balance-sheet commitments to extend consumer loan credit involve customers within JSB's general market area. Consumer loans generally have shorter terms and higher interest rates than other types of retail loans, such as residential mortgages, because of the type and nature of the collateral and, in certain cases, the absence of collateral. Such loans are issued to an inherently diverse group of borrowers and JSB has no significant concentration of loans to one borrower. JSB's underwriting standards and internal control procedures are designed to minimize, as far as possible, credit risk associated with concentrations of such loans in a geographic area of limited size.

NOTE 13: STANDARD MORTGAGE CORPORATION OF GEORGIA

  SMC is a mortgage banking company located in Atlanta, Georgia. It originates and sells loans primarily in the Atlanta metropolitan area. SMC also acquires rights to service mortgage loans from unaffiliated third parties throughout the United States. During 1993, 1992, and 1991, SMC acquired the rights to service approximately $147.0 million, $84.0 million, and $239.3 million of mortgage loans at a cost of approximately $1.8 million, $595,000, and $2.1 million, respectively.

  SMC was servicing loans for others of $908.9 million, $840.5 million and $829 million at December 31, 1993, 1992, and 1991, respectively.

  For the years ended December 31, 1993 and 1992, SMC paid JSB $42,000 and $180,000, respectively, in management and other fees to compensate JSB for direct and indirect expenditures JSB incurred on behalf of SMC during the year. In addition, $238,000 and $302,000 for charges in-lieu of federal income taxes were assessed by JSB to SMC during 1993 and 1992, respectively. The charge to SMC represents 34% of SMC's federally taxable net income and was made under the provisions of a tax-sharing agreement between the two entities.

  The following are condensed statements of financial condition for 1993 and 1992, and condensed statements of operations for SMC for 1993, 1992, and 1991:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                  December 31,
                                                                ---------------
                                                                 1993    1992
                                                                ------- -------
                                                                (in thousands)
Assets:
 Cash and cash equivalents..................................... $   840 $ 1,526
 Loans available for sale......................................  16,648  13,830
 Mortgage servicing purchased, net.............................   7,342   7,838
 Other assets..................................................   2,796   2,646
                                                                ------- -------
  Total Assets................................................. $27,626 $25,840
                                                                ======= =======
Liabilities:
 Accounts payable.............................................. $ 2,159 $ 2,176
 Borrowings from unaffiliated lender...........................  19,272  17,909
                                                                ------- -------
  Total Liabilities............................................  21,431  20,085
Stockholder's Equity...........................................   6,195   5,755
                                                                ------- -------
  Total Liabilities and Stockholder's Equity................... $27,626 $25,840
                                                                ======= =======

CONDENSED STATEMENTS OF OPERATIONS

                                                         Year Ended December 31,
                                                         -----------------------
                                                           1993    1992    1991
                                                         ------- ------- -------
                                                             (in thousands)
Income:
 Servicing fee income................................... $ 4,302 $ 4,360 $ 3,650
 Gain on sale of mortgage loans.........................   1,019   1,068   1,110
 Interest earned........................................   1,463   1,301     916
 Miscellaneous..........................................     246     225     157
                                                         ------- ------- -------
  Total Income..........................................   7,030   6,954   5,833
                                                         ------- ------- -------
Expenses:
 Amortization of cost of purchased servicing rights.....   2,275   2,383   1,425
 Interest expense:
  Paid to affiliate.....................................     135      --      --
  Paid to others........................................     523     491     452
 Other operating expenses...............................   3,374   3,162   2,427
                                                         ------- ------- -------
   Total Expenses.......................................   6,307   6,036   4,304
                                                         ------- ------- -------
Income before taxes.....................................     723     918   1,529
Income tax expense......................................     283     354     636
                                                         ------- ------- -------
Net Income.............................................. $   440 $   564 $   893
                                                         ======= ======= =======

NOTE 14: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                               Three Months Ended
                                  ---------------------------------------------
                                  March 31, June 30, September 30, December 31,
                                    1993      1993       1993          1993
                                  --------- -------- ------------- ------------
                                      (In thousands except per share data)
Interest income..................  $5,699    $5,659     $5,463       $ 5,782
Interest expense.................   2,947     3,120      3,062         3,033
                                   ------    ------     ------       -------
Net interest income..............   2,752     2,539      2,401         2,749
Provision for loan losses........     760       180         72            90
Other operating income...........   1,578     1,198      1,767         2,039
Other operating expenses.........   2,579     2,590      3,092         2,739
                                   ------    ------     ------       -------
Net income before taxes..........     991       967      1,004         1,959
Provision (benefit) for income
 taxes...........................     272       240        202           846
                                   ------    ------     ------       -------
Net income.......................  $  719    $  727     $  802       $ 1,113
                                   ======    ======     ======       =======
Net income per share.............  $ 0.37    $ 0.37     $ 0.41       $  0.58
                                   ======    ======     ======       =======
                                               Three Months Ended
                                  ---------------------------------------------
                                  March 31, June 30, September 30, December 31,
                                    1992      1992       1992          1992
                                  --------- -------- ------------- ------------
                                      (In thousands except per share data)
Interest income..................  $6,076    $5,777     $5,637       $ 5,792
Interest expense.................   3,466     3,208      2,993         3,111
                                   ------    ------     ------       -------
Net interest income..............   2,610     2,569      2,644         2,681
Provision for loan losses........     365       430        280         1,430
Other operating income...........     806     1,982      1,245         1,047
Other operating expenses.........   2,481     3,465      2,857         4,044
                                   ------    ------     ------       -------
Net income (loss) before taxes
 and cumulative effect of change
 in accounting principle.........     570       656        752        (1,746)
Provision (benefit) for income
 taxes (1).......................      77      (350)       129          (533)
Cumulative effect of change in
 accounting for income taxes.....   1,673        --         --            --
                                   ------    ------     ------       -------
Net income (loss)................  $2,166    $1,006     $  623       $(1,213)
                                   ======    ======     ======       =======
Net income (loss) per share......  $ 1.12    $ 0.52     $ 0.32       $ (0.63)
                                   ======    ======     ======       =======

- --------
(1) Amounts have been restated to reflect the change in accounting principle discussed in Notes 1 and 7.

NOTE 15: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table represents the carrying amount and the estimated fair value of JSB's financial instruments at December 31, 1993 (in thousands):

                                Recorded Weighted   Repricing                  Estimated
                                  Book   Average   or Maturity     Discount      Fair
                          Notes Balance   Yield   Range in years  Rates used     Value
                          ----- -------- -------- -------------- ------------  ---------
FINANCIAL ASSETS
Cash and Due from Banks.        $  8,449     --            --              --  $  8,449
Investment and mortgage-
 backed securities:
  Available for sale....         137,578     --            --              --   137,586
  Held to maturity......          28,496     --            --              --    28,506
  Held in trading
   accounts.............           3,551     --            --              --     3,551
Loans receivable:
  Residential mortgage
   loans, 1-4 family....   -A-    47,136   7.22%     0 to 20+    3.97 to 6.72%   48,463
  Residential mortgage
   loans available for
   sale.................          32,759   7.24     15 to 20+              --    32,991
  Commercial & multi-
   family loans.........          42,660   9.41       0 to 10            8.82    42,877
  Commercial business
   loans and leases.....           5,426   7.38       0 to 20            7.06     5,459
  Consumer loans........   -B-    26,874   9.77       0 to 10    7.83 to 8.35    28,055
  Non-accrual loans
   (net)................             589     --            **              --       589
FHLB stock..............           5,056     **            **              **     5,056
Accrued interest
 receivable.............           2,147     **            **              **     2,147
FINANCIAL LIABILITIES:
Certificates of deposit.          73,554   3.89        0 to 1              --    73,554
Certificates of deposit.          34,173   5.58       1 to 15            4.89    35,103
Checking, MMDA & savings
 accounts...............   -C-   108,478   2.29            **              --   108,478
Accrued interest
 payable................             922     **            **              **       922
FHLB advances...........          89,000   4.59       0 to 10    3.19 to 8.34    89,352
Other borrowed funds....   -D-    19,378   1.87        0 to 5            3.19    19,230

- --------
**--Not meaningful.
A The carrying amount consists of approximately $34.8 million in adjustable-rate and $12.3 million in fixed-rate residential mortgage loans. The discount rate used to determine fair value was selected based on loans of similar type, repricing schedule (where applicable) and remaining maturity.
B The carrying amount includes approximately $5.6 million in credit card receivables. The fair market value of credit card receivables was determined using quoted prices offered in an active secondary market.
C SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, such as demand deposits, savings, NOW and money market demand accounts, to be equal to the amount payable on demand (i.e., their carrying amounts).
D Other borrowed funds include $15.2 million of advances subject to daily repricing. SFAS No. 107 defines the estimated fair value of borrowed funds repricing within 90 days as equal to the carrying value.

  The estimation methods, approaches and significant assumptions used in determining the fair market values of each category of financial instrument are as follows:

Cash and Due From Banks

  The recorded book balance approximates fair value due to the due on demand nature of these financial instruments.

Investment and Mortgage-backed Securities

  Investment and mortgage-backed securities, of the type held by JSB, are actively traded in a secondary market and have been valued using quoted market prices.

Loans Receivable

  For certain homogeneous categories of loans, such as residential mortgages and credit card receivables, fair market value is estimated by using quoted market prices for similar loans or securities backed by similar loans, adjusted for differences in loan characteristics, if any. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and maturities.

  Fair market values for residential mortgages available for sale are determined using sales commitments to permanent investors or current market rate for loans of similar quality.

Non-performing Loans

  Estimated fair market value represents the net realizable value of the loan collateral including an allowance for credit risk based upon JSB's historical credit loss experience and disposition costs for similar assets. Fair market value is based upon either appraisals obtained from independent sources or upon JSB's determination of fair market value based upon the capitalization of current and estimated future cash flows from the collateral property.

FHLB Stock

  FHLB stock is not actively traded on a secondary market. FHLB stock is held exclusively by financial institutions that are members of the Federal Home Loan Bank system. The stock is generally redeemable at par. Accordingly, the fair market value of the FHLB stock approximates the carrying value.

Accrued Interest Receivable

  The fair market value of accrued interest receivable approximates the carrying value.

Deposit Liabilities

  SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits is estimated by discounting the future cash flows using the current market rates offered in active secondary markets for advances with similar terms and remaining maturities.

Accrued Interest Payable

  The fair market value of accrued interest payable approximates the carrying value.

Other Borrowings and FHLB Advances

  The fair market value of other borrowed funds and advances is estimated by discounting the future cash flows using the current market rates offered in active secondary markets for debt with similar terms and remaining maturities.

Off-Balance-Sheet Financial Instruments

  JSB's off-balance-sheet financial instruments are primarily commitments to extend credit, commitments to fund residential mortgages and commitments to purchase MBS. The commitments to fund residential mortgages and to purchase MBS were made proximate to December 31, 1993, at the prevailing market rates and/or prices. Accordingly, the committed funding amount for residential mortgages and the committed purchase price for MBS approximates the fair market value of those financial instruments at December 31, 1993. Commitments to extend credit generally are not sold or traded, and estimated fair values are not readily available. For a further discussion of JSB's off-balance-sheet financial instruments, see Note 12, Financial Instruments with Off-Balance-Sheet and Credit Risk.

NOTE 16: PURCHASED MORTGAGE SERVICING RIGHTS

  At December 31, 1993, SMC serviced $908.9 million in loans for others. Servicing rights are acquired through both purchases and loan origination activities. Direct acquisition expenses for purchased servicing rights are capitalized and amortized over the estimated economic life of the related servicing asset. The following is an analysis of the changes in purchased mortgage loan servicing rights asset balances for the years ended 1993, 1992 and 1991 (in thousands):

                                                        1993     1992     1991
                                                      -------  -------  -------
Beginning Balance.................................... $ 7,838  $ 9,626  $ 8,964
Purchases............................................   1,779      595    2,535
Amortization.........................................  (2,275)  (2,383)  (1,425)
Sales................................................      --       --     (448)
                                                      -------  -------  -------
Ending Balance....................................... $ 7,342  $ 7,838  $ 9,626
                                                      =======  =======  =======

NOTE 17: LEASE COMMITMENTS

  At December 31, 1993, JSB had entered into four operating lease agreements for office and branch facility space which will expire at various times from December 1995 to December 2014. JSB recognized $212,000, $153,000 and $140,000 of rent expense in 1993, 1992 and 1991, respectively. The minimum lease payments for the years subsequent to 1993 are as follows (in thousands):

                     1994.................... $  256
                     1995....................    287
                     1996....................    272
                     1997....................    274
                     1998....................    254
                     1999 and thereafter.....    325
                                              ------
                     Total................... $1,668
                                              ======

NOTE 18: ACQUISITION BY USBANCORP, INC.

  On January 18, 1994, Johnstown Savings Bank and USBANCORP, Inc. (USBANCORP) jointly announced that they had reached agreement on revised terms to the definitive agreement pursuant to which JSB would merge with United States National Bank in Johnstown, one of USBANCORP's banking subsidiaries. The definitive agreement was signed by the parties on November 10, 1993.

  JSB has the right to terminate the amended agreement in the event that the average closing price of USBANCORP common stock for the ten trading days immediately preceding the closing is less than $20.50 per share. USBANCORP common stock is traded on the NASDAQ National Market System.

  At the time the amendment was signed by the parties, financial advisors for each party provided a written opinion to the Boards of Directors of JSB and USBANCORP that the revised merger consideration set forth in the amendment is fair from a financial point of view to USBANCORP and the stockholders of JSB.

  The transaction is subject to regulatory approvals and to the approvals of the stockholders of JSB and USBANCORP.